Exhibit 99.1

News from

Costco Enters into a Long Term Co-Brand Credit Card Agreement with Citi and an Acceptance and Co-Brand Agreement with Visa

ISSAQUAH, WASH., – March 2, 2015 – Costco Wholesale Corporation (“Costco”) (NASDAQ: COST) today announced it has entered into a new co-brand credit card program agreement with Citi and an acceptance and co-brand incentive agreement with Visa. The implementation of these agreements is subject to the purchase of the existing co-brand credit card portfolio by Citi.

Under the terms of the agreements, Citi, the world’s largest issuer of consumer credit cards, would become the exclusive issuer of Costco’s co-brand credit cards and Visa will replace American Express as the credit card network for Costco in the United States and Puerto Rico beginning April 1, 2016. Once issued, Costco’s co-brand Visa credit card would provide generous rewards to Costco members, serve as the Costco membership card, and would be accepted at Costco locations in the United States and Puerto Rico, as well as all merchants worldwide that accept Visa credit cards.

Costco will provide its members with additional information in the coming months regarding the anticipated transition from its existing co-brand credit card program.

About Costco

Costco (NASDAQ: COST) currently operates 671 warehouses, including 474 in the United States and Puerto Rico, 88 in Canada, 34 in Mexico, 26 in the United Kingdom, 20 in Japan, 11 in Korea, 10 in Taiwan, seven in Australia and one in Spain. Costco also operates electronic commerce web sites in the U.S., Canada, the United Kingdom and Mexico.

About Citi

Citi (NYSE: C) the leading global bank, has approximately 200 million customer accounts and does business in more than 160 countries and jurisdictions. Citi provides consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, securities brokerage, transaction services, and wealth management.

About Visa

Visa Inc. (NYSE:V) is a global payments technology company that connects consumers, businesses, financial institutions, and governments in more than 200 countries and territories to fast, secure and reliable electronic payments. Visa operates one of the world’s most advanced processing networks — VisaNet — that is capable of handling more than 56,000 transaction messages a second, with fraud protection for consumers and assured payment for merchants. Visa is not a bank and does not issue cards, extend credit or set rates and fees for consumers.

Certain statements contained in this document constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. For these purposes, forward-looking statements are statements that address activities, events, conditions or developments that Costco expects or anticipates may occur in the future. Such forward-looking statements involve risks and uncertainties that may cause actual events, results or performance to differ materially from those indicated by such statements. These risks and uncertainties include, but are not limited to Costco’s ability to satisfy the requirements for consummation of the agreements and other risks identified in Costco’s other public statements and reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and we do not undertake to update these statements, except as required by law.

CONTACTS:

Costco Wholesale Corporation

Richard Galanti, 425/313-8203

Bob Nelson, 425/313-8255

David Sherwood, 425/313-8239

Citi

Emily Collins

718/248-3901

Emily.collins@citi.com

Visa U.S.A. Inc.

Jennifer Doidge

jdoidge@visa.com

415/805-4116